Exhibit 99.1

Company Contact: Mark L. Weinstein, President & CEO Ted I. Kaminer, CFO Tel: (267) 757-3000 Porter, LeVay & Rose, Inc. Linda Decker, VP - Investor Relations Tel: (212) 564-4700

FOR IMMEDIATE RELEASE

BIO-IMAGING COMPLETES THE ACQUISITION OF THERALYS SA OF LYON, FRANCE

Acquisition Strengthens Bio-Imaging’s Therapeutic Expertise and Image Analysis Software Tools for

CNS and Neurovascular Disorders

NEWTOWN, PA, February 6, 2007 — Bio-Imaging Technologies, Inc. (NASDAQ: BITI), today announced the acquisition of Theralys SA, a leading provider of customized imaging services in the field of central nervous system disorders (“CNS”) and Neurovascular diseases. Theralys’ proprietary image processing software enables the introduction of quantitative imaging markers in the design of clinical trials for Neurovascular and CNS disorders, including stroke, secondary prevention drugs, multiple sclerosis and dementia including Alzheimer’s disease (AD).

Theralys, founded in 2001 and based in Lyon, France, operates an imaging core lab providing centralized blinded read services and image analysis. Their proprietary and validated software for clinical trials includes applications which enable the automated quantitation of various imaging parameters such as brain, white matter lesion and hippocampal volumes, MRI diffusion and perfusion, etc. Such measurements are currently used by pharmaceutical and biotechnology companies in ongoing phase II-III-IV trials in neurodegenerative diseases for the evaluation of response to therapy and/or indicators of disease progression over time. Bio-Imaging’s Medical Director, Andrea Perrone, notes, “It is estimated that there are currently more than 10 million patients globally with Alzheimer’s Disease. With the aging of the baby boomer population, it is expected that the prevalence of this disease will expand. It follows that clinical trials for AD therapeutics will also increase, and Bio-Imaging will be poised to offer our solutions to our clients.”

Theralys has an outstanding team of professionals led by Chahin Pachai, Ph.D. Under his leadership, Theralys has successfully participated in numerous multinational trials for leading pharmaceutical and biotechnology companies throughout the world. In addition, their research program with valuable clinical applications in cardiovascular and oncology clinical trials includes measurements of vascular plaques and automated tumor assessment, respectively.

Mark Weinstein, President and CEO of Bio-Imaging, said, “This planned acquisition is consistent with our strategy to be the leader in medical imaging core lab services by expanding our therapeutic expertise in the CNS and Neurovascular area, introducing new image analysis solutions and strengthening our global presence. The addition of Chahin Pachai, Ph.D., Theralys’ Executive Director, and the expertise of Theralys’ professional team increases the depth and breadth of our management team and strengthens our clinical expertise. We evaluated several alternatives to expand our therapeutic expertise and image analysis services in the CNS and Neurovascular area and soon realized that Theralys, led by Chahin Pachai, Ph.D., was the best strategic option. We believe that this transaction makes sense on a great many levels, including: adding scientific expertise and management talent, strengthening our global presence and enabling us to emerge as a leader in the CNS and Neurovascular field.”

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Mr. Weinstein continued, “We have known and worked together on projects with the outstanding team from Theralys and have always been impressed with their scientific expertise, experience in medical imaging and dedication to excellence. The addition of Theralys’ Lyon, France-based office further strengthens our European presence. Everyone at Bio-Imaging looks forward to welcoming the entire team from Theralys.”

Dr. Chahin Pachai, Executive Director of Theralys, added, “We are pleased to be joining a leading international provider of medical imaging services for clinical trials. We have gotten to know Bio-Imaging through working together on a large Phase III multicenter trial for an international pharmaceutical company and appreciate that Bio-Imaging places the same high value on quality and customer service as we do. We are pleased that, by joining forces with Bio-Imaging, we will be able to leverage Bio-Imaging’s global operational capabilities and extensive sales and marketing effort in order to expand the breadth of services we offer and extend our global reach.”

Mr. Weinstein concluded, “We continue to look for equally suitable acquisitions. We will keep our shareholders and the market informed as we pursue additional transactions.”

Additional information on Theralys and their services can be found at www.theralys.com.

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA, its European Core Lab in Leiden, The Netherlands and its recent acquisition of Theralys SA in Lyon, France. Through its CapMed division, Bio-Imaging provides the Personal HealthKey(TM) technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information. Copies of Bio-Imaging Technologies’ press releases and other information may be obtained through Bio-Imaging’s web site at www.bioimaging.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent form 10-Q.

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